EXHIBIT 10.1

TIVO INC. FISCAL YEAR 2006

SIX AND TWELVE MONTH BONUS PLANS FOR EXECUTIVES.

Purpose:

The terms of the TiVo Inc. (the “Company”) Fiscal Year 2006 Six and Twelve Month Bonus Plans for Executives (each the “Six Month Plan” and “Twelve Month Plan”, and together the “Plans”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plans, cash bonuses, if any, will be based on the achievement of specified corporate goals, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of Fiscal Year 2006 Bonuses:

Target cash bonuses for executives (excluding the Company’s Chief Executive Officer) under the Plans for fiscal year 2006 range from 30% to 50% of the recipient’s base salary. Actual bonuses will be based on the achievement of objective Company performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee. The objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance, subscription growth, product innovation and distribution, and employee recruitment and retention, as well as other Company performance goals that may be determined by the Compensation Committee. Under the Six Month Plan, the Company’s executives will be eligible to receive up to half of their full fiscal year 2006 bonuses at the mid-point of the Company’s fiscal year based upon the Compensation Committee’s assessment of the Company’s progress towards achievement of its pre-determined performance goals for fiscal year 2006. The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.